Exhibit 99.1

Barolo
CASCINA FONTANA
Colgin Cellars
colgin

Q3 2018 Shareholder Letter

SQUARE.COM/INVESTORS

FEATURED SELLER • Verve Wine in New York, NY

Highlights

We continue to drive strong revenue growth at scale: In the third quarter of 2018, total net revenue grew 51% year over year and Adjusted Revenue grew 68% year over year, compared to 48% and 60%, respectively, in the second quarter of 2018.

We launched Square Terminal, a portable, all-in-one payments device to replace traditional keypad terminals.	We are expanding our developer platform and launched Square Reader SDK so that sellers can use Square hardware with the point of sale that works best for their business.	Square Installments, our new purchase financing product, gives sellers a growth tool that helps them never miss a sale.

THIRD QUARTER KEY RESULTS

Net income includes a gain of $37 million as a result of the initial public offering (IPO) of Eventbrite and subsequent mark-to-market valuation of our Eventbrite investment. In August 2017, we invested $25 million for preferred shares of Eventbrite, which converted into common stock in connection with the IPO. In September 2018, upon Eventbrite’s IPO, we revalued this investment and will subsequently carry it at fair market value, with changes in fair market value being recorded in other income or expense. A reconciliation of non-GAAP financial measures used in this letter to their nearest GAAP equivalents is provided at the end of this letter. Adjusted Revenue is total net revenue less transaction-based costs and bitcoin costs, and excludes the effect of deferred revenue adjustment related to purchase accounting. Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by Adjusted Revenue.

SQUARE Q3 2018 2

Eye Carumba Optometry

has been using Square for six years and is based in San Francisco. The business often uses Card on File to accept payments from regular customers and recently upgraded to Square Terminal.

November 7, 2018

ON THE COVER

Verve Wine has been with Square for two years. The business was founded by veteran wine merchants Derrick Mize and Dustin Wilson, wine director of the three-Michelin-star restaurant Eleven Madison Park. Verve often uses Card on File to serve its regular customers and recently adopted Square for Retail at its two brick-and-mortar locations in New York City and San Francisco.

To Our Shareholders

In the third quarter of 2018, we continued to drive strong revenue growth at scale. Total net revenue was $882 million, up 51% year over year, and Adjusted Revenue was $431 million, up 68% year over year. Excluding the acquisitions of Weebly and Zesty, total net revenue and Adjusted Revenue grew 46% and 56% year over year, respectively, which represents an acceleration compared to the prior quarter. Gross Payment Volume (GPV) was $22.5 billion, up 29% year over year.

Net income was $20 million, compared to a net loss of $16 million in the third quarter of 2017. Net income includes a gain of $37 million as a result of the initial public offering and subsequent mark-to-market valuation of our Eventbrite investment. Excluding the impact of this gain, net loss was $17 million. Adjusted EBITDA was $71 million in the third quarter of 2018, compared to $34 million in the third quarter of 2017.

SQUARE Q3 2018 3

Payment types

Tap: NFC-enabled phones and cards

Dip: EMV chip–enabled cards

Swipe: Magstripe cards

¹ IHL Group, North America SMB Sizing, as of 2016.

Square Reader for

magstripe with Lightning port compatibility.

A micro seller generates less than $125,000 in annualized GPV.

A larger seller generates more than $125,000 in annualized GPV.

We launched Square Terminal, a portable, all-in-one payments device to replace traditional keypad terminals.

Our sellers expect fast, differentiated hardware and our latest device delivers. We designed Square Terminal in-house with a bright, 5.5” touchscreen, making it a modern, elegant replacement for traditional keypad terminals. Square Terminal accepts all payment types, including tap, dip, and swipe, and also prints receipts. The cloud-based interface is self-serve, so sellers, employees, and customers can use it right away, and software updates are automatic. Unlike payment devices from other providers, Square Terminal has one transparent processing rate and a one-time hardware cost—there are no long-term contracts or early-termination fees.

Square Terminal expands our addressable market to serve new sellers and new use cases. It is ideal for sellers with crowded countertops, such as doctors’ offices, dry cleaners, and the much-beloved bodegas (i.e., corner stores). The compact size and portability of Square Terminal enable the seller to also meet the buyer beyond the countertop—customers on the sales floor in a distributed retail environment, patients in a physician’s treatment room, or diners at their table in a restaurant. We see a significant market opportunity for Square Terminal, as there are nearly two million stand-alone payment terminal devices in the U.S. alone.¹

Lighthouse is a full-service Mediterranean restaurant in Brooklyn, New York, that uses Square for Restaurants to manage in-person dining and Caviar for delivery. Lighthouse’s core values include operating a sustainable business, treating employees fairly, and connecting with diners. The Lighthouse team is able to provide a better, more efficient experience for both servers and diners by using Square Terminal for tableside payments: Diners no longer have to wait for servers to complete the multistep checkout process. Digital receipts allow diners to provide immediate feedback, enable servers to expedite end-of-shift tip reconciliation, and reduce paper waste. Lighthouse is adding seating and continues to grow rapidly.

We also updated existing hardware. Our iconic Square Reader for magstripe is now directly compatible with Apple’s Lightning port to help our sellers manage technology shifts so they can focus on their customers. Hardware like Square Reader for magstripe is a powerful acquisition channel because it makes it easy for sellers to begin accepting in-person card payments. Once sellers are part of the Square ecosystem, we also help them grow: In the third quarter of 2018, over 40% of larger-seller GPV came from sellers that started on Square as micro sellers.

With Square Terminal, sellers receive access to the full Square ecosystem, which includes dispute management, PCI compliance, Instant Deposit, Square Capital, and more.

SELLER HIGHLIGHT

There are three times a diner is looking at their watch: when they come in and are waiting for the host, when they’re waiting for a table, and when they’re ready to leave. The faster we can make the payment process, the better, and Terminal makes things much faster.”

Naama Tamir

Lighthouse

Brooklyn, New York

SQUARE Q3 2018 4

Sellers often have established business systems that are tailored to their individual needs. Our developer platform consists of APIs and SDKs that enable sellers (or developers) to connect Square with these systems.

An API is an application programming interface. Developers use APIs to more easily share information and use functionality from another application.

An SDK is a software development kit. Developers use SDKs to create applications with advanced functionalities.

ISV stands for independent software vendor, which is an organization specializing in making and selling software designed for mass or niche markets.

¹ First Annapolis Consulting, Independent Software Vendor (ISV) Primary Research & Research Panel Information, November 2016.

We are expanding our developer platform and launched Square Reader SDK so that sellers can use Square hardware with the point of sale that works best for their business.

Developers use Square Reader SDK to integrate Square hardware with a seller’s custom point of sale, allowing them to build unique checkout experiences such as self-ordering kiosks and line-busting apps. This SDK enables developers to build a seamless payment experience with no switching between the seller’s point of sale and Square’s payment flow. A solution built with Square Reader SDK gives sellers all the benefits of Square’s ecosystem and managed payments offering such as PCI compliance, next-day settlements, and data security.

We designed Square Reader SDK to be simple and intuitive. With only a few lines of code, a developer can easily enable a point of sale to accept tap, dip, and swipe payments with Square hardware. The SDK also helps us reach larger sellers: As of September 2018, the average annualized GPV of a seller using Square Reader SDK was nearly $500,000. And it is particularly useful for sellers that are seeking to differentiate their brand with a unique, in-store experience.

Joe & The Juice is a fast-growing coffee and juice chain. The company has a custom point of sale—developed specifically for its business—that it wanted to use in its in-store terminal. When choosing a payments provider, Joe prioritized affordable hardware and easy setup so the solution could be quickly scaled to dozens of terminals. Additionally, the business valued Square’s tipping functionality and digital receipts. Joe has over 50 stores in the U.S., each with custom, scalable point-of-sale terminals built with Square Reader SDK.

Square Reader SDK also allows us to better serve sellers for which we do not have industry-specific point-of-sale solutions, such as those in transportation and health care. Square is now able to integrate with relevant ISVs in these industries, half of which have not yet integrated payments into their solutions.¹

DrChrono is a platform that helps health-care professionals manage electronic health records (EHR), medical billing, and revenue. In the past, practice groups using DrChrono would have to manually input in-person payments. Now, with Square Reader SDK, when a medical practitioner accepts an in-person payment with Square hardware, the transaction data is automatically linked with the patient’s profile in DrChrono. This can save medical practitioners valuable time, improve accuracy, and create a more complete patient record.

Joe & The Juice

Joe & The Juice has over 50 stores in the U.S., each with custom, scalable point-of-sale terminals built with Square Reader SDK.

SELLER HIGHLIGHT

With Reader SDK, we were able to connect payments data to our best-in-class EHR platform. We’re very excited about the frictionless experience we can now provide to thousands of practice groups across the United States using DrChrono.”

Daniel Kivatinos

DrChrono

San Francisco, CA

SQUARE Q3 2018 5

1 Buyers can finance purchases between $250 and $10,000.

2 Based on a survey of 500 Square sellers that sell high-ticket items and services ($250+), conducted from May to June 2018. The survey defines financing options as offering customers the ability to pay for their purchases in monthly installments over a specified time period, through partnership with a third-party financial institution.

3 Based on an online survey of 2,000 U.S. adults over the age of 18 conducted by Square in August 2018. Results are weighted to approximate demographic representation in line with the U.S. Census.

4 Based on business performance from September 2017 to May 2018.

Square Installments, our new purchase financing product, gives sellers a growth tool that helps them never miss a sale.

With Square Installments, sellers can offer their buyers the option to split large purchases¹ into fixed monthly payments. This helps our sellers grow by driving incremental sales. The ability to offer purchase financing has typically been accessible only to larger sellers because it can be complicated and time consuming, and often requires high minimum volumes. A survey of Square sellers shows that 70% currently do not offer financing for customers.²

Square Installments is a strong fit for many of our sellers and their buyers. In the third quarter of 2018, Square processed over 10 million transactions greater than $250 in the U.S. alone. These purchases are often for products that have a long, useful life, such as furniture, auto repairs, or home renovations, and many buyers seek payment flexibility: 76% of individuals believe financing options help them effectively manage their budget.³ Buyers apply online for Square Installments in just a few steps by providing identity and financial information, and see the total cost of borrowing before completing the purchase. Buyers receive a response in real time, and once approved, they can use Installments anywhere the seller accepts payments with Square: in Square Point of Sale, Square Invoices, or on their website.

Fly1 Motorsports creates custom body parts for cars in Southern California and has been with Square for two years. Owner Lohit Pattanaik wanted to offer his customers purchase financing but was told by other providers that his business wasn’t large enough to qualify. With Square Installments, Lohit believes that his customers aren’t just more willing to make a purchase, they’re more willing to make larger purchases. Fly1 Motorsports’ average order size on Square Invoices has increased 55% and overall sales have increased by more than 20%.4

 SQUARE INSTALLMENTS

 ORIGINATIONS BY INDUSTRY

Based on Square Installments origination volume from January to October 2018.

SELLER HIGHLIGHT

Offering Square Installments allows me to capture that customer who otherwise wouldn’t have been able to make such a large purchase. My customers who were considering one or two parts now want to do a full build.”

Lohit Pattanaik

Fly1 Motorsports

Southern California

SQUARE Q3 2018 6

¹ Acquisitions were completed in the second quarter of 2018 and thus did not generate revenue in 2017.

A reconciliation of non-GAAP metrics used in this letter to their nearest GAAP equivalents is provided at the end of this letter.

² Represents growth in dollars of originations during the quarter.

Financial

Discussion

GROSS PAYMENT VOLUME (GPV)

In the third quarter of 2018, we processed $22.5 billion in GPV, up 29% year over year. We continue to see strength from larger sellers. GPV from this group grew 41% year over year and accounted for 52% of total GPV, up from 48% in the third quarter of 2017.

REVENUE

Total net revenue was $882 million in the third quarter of 2018, up 51% year over year. This includes $43 million of bitcoin revenue. Excluding bitcoin revenue, total net revenue was $839 million, up 43% year over year. Adjusted Revenue was $431 million in the third quarter of 2018, up 68% year over year. Excluding the acquisitions of Weebly and Zesty,¹ total net revenue and Adjusted Revenue grew 46% and 56% year over year, respectively, which represents an acceleration compared to the prior quarter.

Transaction-based revenue was $655 million in the third quarter of 2018, up 29% year over year. Transaction-based profit as a percentage of GPV was 1.07% in the third quarter of 2018, compared to 1.05% in the third quarter of 2017. Transaction-based profit continued to benefit from improvements in our transaction cost profile and growth in our higher-margin products. For example, Virtual Terminal, which allows sellers to accept payments using a web browser, totaled more than $780 million in GPV in the third quarter, up nearly 120% year over year.

Subscription and services-based revenue was $166 million in the third quarter of 2018, up 155% year over year. Subscription and services-based revenue excluding the acquisitions of Weebly and Zesty was $141 million, up 117% year over year. Growth was driven primarily by Instant Deposit, Cash Card, Caviar, and Square Capital. Adjusted Revenue from subscription and services-based revenue was $172 million, up 165% year over year. In the third quarter of 2018, Square Capital facilitated over 62,000 business loans totaling $405 million, up 34% year over year.²

Hardware revenue in the third quarter of 2018 was $18 million, up 74% year over year, with continued growth from Square Register, Square Reader for contactless and chip, Square Stand, and third-party peripherals.

SQUARE Q3 2018 7

OPERATING EXPENSES / EARNINGS

Operating expenses were $363 million in the third quarter of 2018, up 55% year over year, representing 41% of total net revenue. Non-GAAP operating expenses were up 56% year over year, representing 67% of Adjusted Revenue.

•	Product development expenses were $136 million on a GAAP basis and $88 million on a non-GAAP basis in the third quarter of 2018, up 64% and 66%, respectively, year over year. This primarily reflects increases in personnel costs related to our engineering, data science, and design teams, as well as the acquisition of Weebly.

•	Sales and marketing expenses were $116 million on a GAAP basis and $109 million on a non-GAAP basis in the third quarter of 2018, up 75% and 77%, respectively, year over year. This increase was driven primarily by Cash App expenses, growth in advertising expenditures, and personnel costs.

•	General and administrative expenses were $86 million on a GAAP basis and $69 million on a non-GAAP basis in the third quarter of 2018, up 33% and 33%, respectively, year over year. The increase was due primarily to additions to finance, legal, and support personnel, as well as non-recurring acquisition-related costs.

•	Transaction, loan, and advance losses were $24 million in the third quarter of 2018. Transaction losses as a percentage of GPV continue to trend below our 0.1% historical average, underscoring ongoing improvements in risk management.

Net income in the third quarter of 2018 was $20 million, compared to a net loss of $16 million in the third quarter of 2017. Net income includes a gain of $37 million as a result of the IPO and subsequent mark-to-market valuation of our Eventbrite investment. Net income per share was $0.05 and $0.04 on a basic and diluted basis, respectively, for the third quarter of 2018, based on 410 million weighted-average basic shares and 475 million weighted-average diluted shares. This compares to a net loss per share of $0.04 in the third quarter of 2017 on both a basic and diluted basis. Excluding the effect of Eventbrite, basic and diluted net loss per share in the third quarter of 2018 would have been $0.04.

Adjusted EBITDA was $71 million in the third quarter of 2018, compared to $34 million in the third quarter of 2017, up 107% year over year. We achieved an Adjusted EBITDA margin of 16%, compared with 13% in the third quarter of 2017.

Adjusted Net Income Per Share (Adjusted EPS) was $0.13 based on 495 million weighted-average diluted shares for the third quarter of 2018, representing a $0.06 improvement year over year.

SQUARE Q3 2018 8

On March 6, 2017, we completed an offering for $440 million in convertible senior notes. In the third quarter of 2018, $70 million of these notes converted. The convertible senior notes mature in 2022 with a coupon of 0.375%.

BALANCE SHEET / CASH FLOW

We ended the third quarter of 2018 with $1.8 billion in cash, cash equivalents, restricted cash, and investments in marketable securities, down $78 million compared to the end of the second quarter of 2018. Adjusted EBITDA, proceeds from the exercise of stock options, and stock purchases under the employee stock purchase plan contributed positively to our cash balance.

We also saw cash outflows related to principal payments on certain convertible notes. Specifically, in the third quarter, holders converted an aggregate principal of $70 million of their 2022 senior convertible notes. The company settled the principal amount in cash and the balance by issuing 2.2 million shares of our Class A common stock. We expect to settle an additional $149 million principal of the 2022 notes in cash during the fourth quarter of 2018. Subsequent conversions will be settled entirely in shares of our Class A common stock.

SQUARE Q3 2018 9

Guidance

	Q4 2018	Current 2018	Previous 2018

Total net revenue	$895M to $905M	$3.26B to $3.27B	$3.19B to $3.22B

Adjusted Revenue	$446M to $451M	$1.569B to $1.574B	$1.52B to $1.54B

Year-over-year growth (midpoint)	59%	60%	55%

Adjusted EBITDA	$75M to $80M	$250M to $255M	$240M to $250M

Net income (loss) per share	$(0.14) to $(0.13)	$(0.17) to $(0.16)	$(0.21) to $(0.17)

Adjusted EPS (diluted)	$0.12 to $0.13	$0.45 to $0.46	$0.42 to $0.46

Based on our results in the third quarter, we are raising our full-year guidance for total net revenue, Adjusted Revenue, and Adjusted EBITDA to reflect the ongoing momentum of our business. Given the significant market opportunity ahead of us, we will continue to reinvest in our business to drive future growth.

We have not reconciled Adjusted EBITDA and Adjusted EPS guidance to their GAAP equivalents as a result of the uncertainty regarding, and the potential variability of, reconciling items such as share-based compensation expense and weighted-average fully diluted shares outstanding. Accordingly, a reconciliation of these non-GAAP guidance metrics to their corresponding GAAP equivalents is not available without unreasonable effort. However, it is important to note that material changes to these reconciling items could have a significant effect on our Adjusted EBITDA and Adjusted EPS guidance and future GAAP results. We have provided a reconciliation of other GAAP to non-GAAP metrics in tables at the end of this letter.

SQUARE Q3 2018 10

MEDIA CONTACT

press@squareup.com

INVESTOR RELATIONS CONTACT

ir@squareup.com

Earnings

Webcast

Square (NYSE:SQ) will host a conference call and earnings webcast at 2:00 p.m. Pacific time/5:00 p.m. Eastern time today, November 7, 2018, to discuss these financial results. The domestic dial-in for the call is (866) 393 4306. The Conference ID is 9088228. To listen to a live audio webcast, please visit Square’s Investor Relations website at square.com/investors. A replay will be available on the same website following the call.

We will release financial results for the fourth quarter of 2018 on February 27, 2019, after the market closes, and will also host a conference call and earnings webcast at 2:00 p.m. Pacific time/5:00 p.m. Eastern time on the same day to discuss those financial results.

Jack Dorsey	Sarah Friar
CEO	CFO

SQUARE Q3 2018 11

COFFEE
MORNING
LUNCH
&
AFTERNOON
SANDWICH
HAND MEALS
HAND SHAKES
SHOTS
JOE & THE JUICE

Square has been nimble and easy to work with. Reader SDK has allowed us to transition our growing number of stores in the United States to elegant, affordable hardware, and take advantage of Square’s well-designed payments flow.”

Kasper Borst

U.S. Director

Joe & The Juice

SQUARE Q3 2018 12

SAFE HARBOR STATEMENT

This letter contains forward-looking statements within the meaning of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact could be deemed forward-looking, including, but not limited to, statements regarding the future performance of Square, Inc. and its consolidated subsidiaries (the Company); the Company’s expected financial results for future periods; future growth in the Company’s businesses and products; the expected impact of the Company’s recent acquisitions; expectations regarding the Company’s and developers’ ability to integrate its technologies; the acceptance and use of our technologies by industries for which we do not have industry-specific point-of-sale solutions; the ability of Square Installments to drive seller growth and larger purchases and expand the Company’s total addressable market; the Company’s expectations regarding scale, profitability, total addressable market, and the demand for or benefits from its products, product features, and services in the U.S. and in international markets; and management’s statements related to business strategy, plans, and objectives for future operations. In some cases, forward-looking statements can be identified by terms such as “may,” “will,” “appears,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions. Such statements are subject to a number of known and unknown risks, uncertainties, assumptions, and other factors that may cause the Company’s actual results, performance, or achievements to differ materially from results expressed or implied in this letter. Investors are cautioned not to place undue reliance on these statements and reported results should not be considered as an indication of future performance.

Risks that contribute to the uncertain nature of the forward-looking statements include, among others, the Company’s ability to deal with the substantial and increasingly intense competition in its industry; the Company’s ability to ensure the interoperability of its technology with that of third parties; changes to the rules and practices of payment card networks and acquiring processors; the impact of acquisitions or divestitures, strategic investments, or entries into new businesses; the effect of evolving regulations and oversight related to the Company’s provision of payments services and other financial services; the effect of management changes and business initiatives; and changes in political, business, and economic conditions; as well as other risks listed or described from time to time in the Company’s filings with the Securities and Exchange Commission (the SEC), including the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2018, which is on file with the SEC and available on the investor relations page of the Company’s website. Additional information will also be set forth in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2018. All forward-looking statements are based on information and estimates available to the Company at the time of this letter and are not guarantees of future performance. Except as required by law, the Company assumes no obligation to update any of the statements in this letter.

KEY OPERATING METRICS AND NON-GAAP FINANCIAL MEASURES

To supplement our financial information presented in accordance with generally accepted accounting principles in the United States (GAAP), we consider certain operating and financial measures that are not prepared in accordance with GAAP, including Gross Payment Volume, Adjusted Revenue, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, Diluted Adjusted Net Income Per Share (Adjusted EPS), and non-GAAP operating expenses. We believe these metrics and measures are useful to facilitate period-to-period comparisons of our business and to facilitate comparisons of our performance to that of other payments solution providers.

We define Gross Payment Volume (GPV) as the total dollar amount of all card payments processed by sellers using Square, net of refunds. Additionally, GPV includes Cash App activity related to peer-to-peer payments sent from a credit card, and Cash for Business.

Adjusted Revenue is a non-GAAP financial measure that we define as our total net revenue less transaction-based costs and bitcoin costs, and we add back the impact of the acquired deferred revenue adjustment, which was written down to fair value in purchase accounting. We believe it is useful to subtract transaction-based costs and bitcoin costs from total net revenue to derive Adjusted Revenue as this is a primary metric used by management to measure our business performance, and it affords greater comparability to other payments solution providers. Substantially all of the transaction-based costs are interchange and assessment fees, processing fees, and bank settlement fees paid to third-party payment processors and financial institutions. While some payments solution providers present their revenue in a similar fashion to us, others present their revenue net of transaction-based costs because, unlike us, they pass through these costs directly to their sellers and are not deemed the principal in these arrangements. Under our standard pricing model, we do not pass through these costs directly to our sellers. We deduct bitcoin costs because we consider our role in the bitcoin transactions to be facilitating customer access to bitcoin. Since we only apply a small margin to the market cost of bitcoin when we sell bitcoin to customers, and we have no control over the cost of bitcoin in the market, which tends to be volatile, we believe deducting bitcoin costs is a better reflection of the economic benefits as well as the Company’s performance from the bitcoin transactions. We recognize acquired deferred revenue that was written down for purchase accounting since we believe that it is correlated with ordinary and ongoing operations of the acquired company and facilitates analysis of revenue growth and business trends. We define Adjusted Revenue from subscription and services as the total net subscription and services-based revenue adjusted to add back the impact of the write-down adjustment to acquired deferred revenue related to purchase accounting. We add back this deferred revenue that was written down since we believe it is correlated with ordinary and ongoing operations of the acquired company and facilitates analysis of revenue growth and business trends. The acquired deferred revenue adjustment was not included in prior periods because it was immaterial or zero. Adjusted Revenue has limitations as a financial measure, should be considered as supplemental in nature, and is not meant as a substitute for the related financial information prepared in accordance with GAAP.

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, Diluted Adjusted Net Income Per Share (Adjusted EPS), and non-GAAP operating expenses are non-GAAP financial measures that represent our net income (loss) and net income (loss) per share, adjusted to eliminate the effect of share-based compensation expenses, amortization of intangible assets, amortization of debt discount and issuance costs in connection with our offering of convertible senior notes in the first quarter of 2017 and in the second quarter of 2018, the gain or loss on the disposal of property and equipment, gain or loss on revaluation of equity investment, gain or loss on debt extinguishment related to the conversion of senior notes and impairment of intangible assets, as applicable. We also exclude certain costs associated with acquisitions that are not normal recurring operating expenses, including amounts paid to redeem acquirees’ unvested stock-based compensation awards, and legal, accounting, and due diligence costs, and we add back the impact of the acquired deferred revenue and deferred cost adjustment, which was written down to fair value in purchase accounting. Such amounts were not included in prior periods as they were immaterial or zero. In addition to the items above, Adjusted EBITDA and non-GAAP operating expenses are non-GAAP financial measures that also exclude depreciation, other cash interest income and expense, other income and expense, and provision or benefit from income taxes, as applicable. Basic Adjusted Net Income Per Share is computed by dividing the Adjusted Net Income by the weighted-average number of shares of common stock outstanding during the period. Diluted Adjusted Net Income Per Share is computed by dividing Adjusted Net Income by the weighted-average number of shares of common stock outstanding, adjusted for the dilutive effect of all potential shares of common stock. Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by Adjusted Revenue.

We have included Adjusted EBITDA and Adjusted EPS because they are key measures used by our management to evaluate our operating performance, generate future operating plans, and make strategic decisions, including those relating to operating expenses and the allocation of internal resources. Accordingly, we believe that Adjusted EBITDA and Adjusted EPS provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors. In addition, they provide useful measures for period-to-period comparisons of our business, as they remove the effect of certain non-cash items and certain variable charges. Adjusted EBITDA and Adjusted EPS have limitations as financial measures, should be considered as supplemental in nature, and are not meant as substitutes for the related financial information prepared in accordance with GAAP.

These non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. These non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similarly titled measures presented by other companies.

SQUARE Q3 2018 13

Consolidated Statements

of Operations

UNAUDITED

In thousands, except per share data

	THREE MONTHS ENDED		NINE MONTHS ENDED
	Sept 30, 2018	Sept 30, 2017	Sept 30, 2018	Sept 30, 2017
Revenue:
Transaction-based revenue	$655,384	$510,019	$1,803,649	$1,395,562
Subscription and services-based revenue	166,203	65,051	397,589	173,262
Hardware revenue	17,558	10,089	50,337	29,394
Bitcoin revenue	42,963	—	114,074	—

Total net revenue	882,108	585,159	2,365,649	1,598,218

Cost of revenue:
Transaction-based costs	414,456	328,043	1,137,716	896,913
Subscription and services-based costs	47,078	18,169	117,230	51,161
Hardware costs	23,229	18,775	68,467	45,610
Bitcoin costs	42,408	—	112,876	—
Amortization of acquired technology	2,277	1,556	5,714	5,058

Total cost of revenue	529,448	366,543	1,442,003	998,742

Gross profit	352,660	218,616	923,646	599,476

Operating expenses:
Product development	135,773	82,547	355,668	229,255
Sales and marketing	116,337	66,533	291,846	176,349
General and administrative	85,527	64,312	243,800	184,235
Transaction, loan and advance losses	23,596	19,893	63,603	50,185
Amortization of acquired customer assets	1,294	222	2,235	649

Total operating expenses	362,527	233,507	957,152	640,673

Operating loss	(9,867)	(14,891)	(33,506)	(41,197)

Interest expense, net	7,224	3,080	12,806	7,570
Other income, net	(37,800)	(1,226)	(37,908)	(1,951)

Income (loss) before income tax	20,709	(16,745)	(8,404)	(46,816)

Provision (benefit) for income taxes	1,066	(647)	1,845	334

Net income (loss)	$19,643	$(16,098)	$(10,249)	$(47,150)

Net income (loss) per share:
Basic	$0.05	$(0.04)	$(0.03)	$(0.13)

Diluted	$0.04	$(0.04)	$(0.03)	$(0.13)

Weighted-average shares used to compute net income (loss) per share
Basic	409,690	383,951	402,980	375,743

Diluted	474,915	383,951	402,980	375,743

SQUARE Q3 2018 14

Consolidated Balance Sheets

UNAUDITED

In thousands, except share and per share data

Assets	Sept 30, 2018	Dec 31, 2017
Current assets:
Cash and cash equivalents	$721,738	$696,474
Short-term investments	448,986	169,576
Restricted cash	33,230	28,805
Settlements receivable	1,194,701	620,523
Customer funds	269,094	103,042
Loans held for sale	73,219	73,420
Other current assets	136,400	86,454

Total current assets	2,877,368	1,778,294

Property and equipment, net	130,145	91,496
Goodwill	259,964	58,327
Acquired intangible assets, net	81,130	14,334
Long-term investments	537,663	203,667
Restricted cash	10,102	9,802
Other non-current assets	76,996	31,350

Total assets	$3,973,368	$2,187,270

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$12,448	$16,763
Customers payable	1,315,108	733,736
Settlements payable	203,274	114,788
Accrued transaction losses	35,332	26,893
Accrued expenses	101,066	52,280
Current portion of long-term debt	125,971	—
Other current liabilities	70,338	28,367

Total current liabilities	1,863,537	972,827

Long-term debt, net of current portion	897,976	358,572
Other non-current liabilities	89,711	69,538

Total liabilities	2,851,224	1,400,937
Stockholders’ equity:

Preferred stock, $0.0000001 par value: 100,000,000 shares authorized at September 30, 2018, and December 31, 2017. None issued and outstanding at September 30, 2018, and December 31, 2017.	—	—

Class A common stock, $0.0000001 par value: 1,000,000,000 shares authorized at September 30, 2018, and December 31, 2017; 306,228,873 and 280,400,813 issued and outstanding at September 30, 2018, and December 31, 2017, respectively.	—	—

Class B common stock, $0.0000001 par value: 500,000,000 shares authorized at September 30, 2018, and December 31, 2017; 106,143,959 and 114,793,262 issued and outstanding at September 30, 2018, and December 31, 2017, respectively.	—

Additional paid-in capital	1,986,059	1,630,386
Accumulated deficit	(857,570)	(842,735)
Accumulated other comprehensive loss	(6,345)	(1,318)

Total stockholders’ equity	1,122,144	786,333

Total liabilities and stockholders’ equity	$3,973,368	$2,187,270

SQUARE Q3 2018 15

Consolidated Statements of Cash Flows

UNAUDITED

In thousands

	NI9NE MONTHS ENDED
Cash Flows from Operating Activities	Sept 30, 2018	Sept 30, 2017
Net loss	$(10,249)	$(47,150)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	38,323	27,647
Non-cash interest and other expense	23,554	9,969
Loss on extinguishment of long-term debt	1,625	—
Share-based compensation	157,856	111,311
Replacement stock awards issued in connection with acquisition	899	—
Gain on revaluation of equity investment	(36,908)	—
Recovery of common stock in connection with indemnification settlement agreement	(2,745)	—
Transaction, loan and advance losses	63,603	50,185
Change in deferred income taxes	(563)	133
Changes in operating assets and liabilities:
Settlements receivable	(579,769)	(271,235)
Customer funds	(156,162)	(41,899)
Purchase of loans held for sale	(1,139,142)	(874,498)
Sales and principal payments of loans held for sale	1,130,378	852,187
Other current assets	(50,060)	(6,262)
Other non-current assets	(8,875)	(1,699)
Accounts payable	(6,470)	1,223
Customers payable	581,530	295,406
Settlements payable	88,486	30,263
Charge-offs to accrued transaction losses	(40,354)	(33,081)
Accrued expenses	31,015	20,328
Other current liabilities	27,230	(1,125)
Other non-current liabilities	5,458	8,614

Net cash provided by operating activities	118,660	130,317

Cash Flows from Investing Activities
Purchase of marketable debt securities	(859,060)	(485,484)
Proceeds from maturities of marketable debt securities	128,603	106,079
Proceeds from sale of marketable debt securities	106,358	65,121
Purchase of property and equipment	(37,173)	(19,625)
Purchase of equity investment	—	(25,000)
Purchase of intangible assets	(1,584)	—
Business combinations, net of cash acquired	(112,399)	(1,600)

Net cash used in investing activities:	(775,255)	(360,509)

Cash Flows from Financing Activities
Proceeds from issuance of convertible senior notes, net	855,663	428,250
Purchase of convertible senior note hedges	(172,586)	(92,136)
Proceeds from issuance of warrants	112,125	57,244
Principal payment on conversion of senior notes	(70,047)	—
Settlement of deferred purchase consideration	(640)	—
Payment for termination of Starbucks warrant	—	(54,808)
Principal payments on capital lease obligation	(2,658)	(1,020)
Proceeds from the exercise of stock options and purchases under the employee stock purchase plan, net	94,780	111,889
Payments for tax withholding related to vesting of restricted stock units	(125,899)	(18,298)

Net cash provided by financing activities	690,738	431,121

Effect of foreign exchange rate on cash and cash equivalents	(4,154)	3,836

Net increase in cash, cash equivalents and restricted cash	29,989	204,765
Cash, cash equivalents and restricted cash, beginning of period	735,081	488,745

Cash, cash equivalents and restricted cash, end of period	$765,070	$693,510

SQUARE Q3 2018 16

Key Operating Metrics and

Non-GAAP Financial Measures

UNAUDITED

In thousands, except GPV and per share data

	THREE MONTHS ENDED		NINE MONTHS ENDED
	Sept 30, 2018	Sept 30, 2017	Sept 30, 2018	Sept 30, 2017

Gross Payment Volume (GPV) (in millions)	$22,498	$17,386	$61,696	$47,454
Adjusted Revenue	$431,136	$257,116	$1,123,389	$701,305
Adjusted EBITDA	$70,997	$34,304	$175,213	$97,825
Adjusted Net Income Per Share:
Basic	$0.16	$0.08	$0.39	$0.21
Diluted	$0.13	$0.07	$0.33	$0.19

Adjusted Revenue

Guidance Reconciliation

UNAUDITED

In thousands

	THREE MONTHS ENDED	YEAR ENDED
	Dec 31, 2018	Dec 31, 2018

Total net revenue	$895,000 - 905,000	$3,260,000 - 3,270,000
Less: Transaction-based costs, bitcoin costs, deferred revenue adjustment related to purchase accounting	449,000 - 454,000	1,691,000 - 1,696,000

Adjusted Revenue	$446,000 - 451,000	$1,569,000 - 1,574,000

SQUARE Q3 2018 17

Adjusted Revenue

UNAUDITED

In thousands

	THREE MONTHS ENDED		NINE MONTHS ENDED
	Sept 30, 2018	Sept 30, 2017	Sept 30, 2018	Sept 30, 2017

Total net revenue	$882,108	$585,159	$2,365,649	$1,598,218
Less: transaction-based costs	414,456	328,043	1,137,716	896,913
Less: bitcoin costs	42,408	—	112,876	—
Add: deferred revenue adjustment related to purchase accounting	5,892	—	8,332	—

Adjusted Revenue	$431,136	$257,116	$1,123,389	$701,305

Total Net Revenue and Adjusted Revenue

Excluding Zesty and Weebly

UNAUDITED

In thousands

	THREE MONTHS ENDED		NINE MONTHS ENDED
	Sept 30, 2018	Sept 30, 2017	Sept 30, 2018	Sept 30, 2017

Total net revenue	$882,108	$585,159	$2,365,649	$1,598,218

Less: revenue from Zesty and Weebly	25,027	—	37,567	—

Total net revenue excluding Zesty and Weebly	857,081	585,159	2,328,082	1,598,218

Less: transaction-based costs	414,456	328,043	1,137,716	896,913
Less: bitcoin costs	42,408	—	112,876	—

Adjusted Revenue excluding Zesty and Weebly	$400,217	$257,116	$1,077,490	$701,305

Adjusted Subscription and

Services-Based Revenue

UNAUDITED

In thousands

	THREE MONTHS ENDED		NINE MONTHS ENDED
	Sept 30, 2018	Sept 30, 2017	Sept 30, 2018	Sept 30, 2017

Subscription and services-based revenue	$166,203	$65,051	$397,589	$173,262
Add: deferred revenue adjustment related to purchase accounting	5,892	—	8,332	—

Adjusted Subscription and Services-Based Revenue	$172,095	$65,051	$405,921	$173,262

SQUARE Q3 2018 18

Adjusted EBITDA

UNAUDITED

In thousands

	THREE MONTHS ENDED		NINE MONTHS ENDED
	Sept 30, 2018	Sept 30, 2017	Sept 30, 2018	Sept 30, 2017

Net income (loss)	$19,643	$(16,098)	$(10,249)	$(47,150)
Share-based compensation expense	58,913	40,048	157,856	111,311
Depreciation and amortization	15,835	9,085	38,323	27,647
Interest expense, net	7,224	3,080	12,806	7,570
Other income, net	(37,800)	(1,226)	(37,908)	(1,951)
Provision (benefit) for income taxes	1,066	(647)	1,845	334
Loss on disposal of property and equipment	806	62	781	64
Acquisition-related costs	345	—	4,708	—
Acquired deferred revenue adjustment	5,892	—	8,332	—
Acquired deferred costs adjustment	(927)	—	(1,281)	—

Adjusted EBITDA	$70,997	$34,304	$175,213	$97,825

Adjusted Net Income

and Adjusted EPS

UNAUDITED

In thousands, except per share data

	THREE MONTHS ENDED		NINE MONTHS ENDED
	Sept 30, 2018	Sept 30, 2017	Sept 30, 2018	Sept 30, 2017

Net income (loss)	$19,643	$(16,098)	$(10,249)	$(47,150)
Share-based compensation expense	58,913	40,048	157,856	111,311
Amortization of intangible assets	4,384	1,804	9,075	5,868
Amortization of debt discount and issuance costs	11,627	4,277	22,850	9,889
Gain on revaluation of equity investment	(36,908)	—	(36,908)	—
Loss on extinguishment of long-term debt	1,625	—	1,625	—
Loss on disposal of property and equipment	806	62	781	64
Acquisition-related costs	345	—	4,708	—
Acquired deferred revenue adjustment	5,892	—	8,332	—
Acquired deferred costs adjustment	(927)	—	(1,281)	—

Adjusted Net Income	$65,400	$30,093	$156,789	$79,982

Adjusted Net Income Per Share:
Basic	$0.16	$0.08	$0.39	$0.21

Diluted	$0.13	$0.07	$0.33	$0.19

Weighted-average shares used to compute
Adjusted Net Income Per Share:
Basic	409,690	383,951	402,980	375,743

Diluted	495,621	432,284	475,801	418,419

SQUARE Q3 2018 19

Non-GAAP Operating Expenses

UNAUDITED

In thousands

	THREE MONTHS ENDED		NINE MONTHS ENDED
	Sept 30, 2018	Sept 30, 2017	Sept 30, 2018	Sept 30, 2017

Operating expenses	$(362,527)	$(233,507)	$(957,152)	$(640,673)
Share-based compensation	58,895	40,019	157,777	111,264
Depreciation and amortization	13,215	7,498	32,037	22,429
Loss on disposal of property and equipment	806	62	781	64
Acquisition-related costs	345	—	4,708	—

Non-GAAP operating expenses	$(289,266)	$(185,928)	$(761,849)	$(506,916)

Product development	$(135,773)	$(82,547)	$(355,668)	$(229,255)
Share-based compensation	39,525	25,254	103,813	69,746
Depreciation and amortization	7,831	4,586	19,278	11,734
Loss on disposal of property and equipment	712	—	712	—

Non-GAAP product development	$(87,705)	$(52,707)	$(231,865)	$(147,775)

Sales and marketing	$(116,337)	$(66,533)	$(291,846)	$(176,349)
Share-based compensation	6,108	4,579	16,703	12,869
Depreciation and amortization	1,608	650	3,169	825
Loss on disposal of property and equipment	91	62	171	122

Non-GAAP sales and marketing	$(108,530)	$(61,242)	$(271,803)	$(162,533)

General and administrative	$(85,527)	$(64,312)	$(243,800)	$(184,235)
Share-based compensation	13,262	10,186	37,261	28,649
Depreciation and amortization	2,482	2,040	7,355	9,221
Loss (gain) on disposal of property and equipment	3	—	(102)	(58)
Acquisition-related costs	345	—	4,708	—

Non-GAAP general and administrative	$(69,435)	$(52,086)	$(194,578)	$(146,423)

Depreciation and

Amortization by Function

UNAUDITED

In thousands

	THREE MONTHS ENDED		NINE MONTHS ENDED
	Sept 30, 2018	Sept 30, 2017	Sept 30, 2018	Sept 30, 2017

Cost of revenue	$2,620	$1,587	$6,286	$5,218
Product Development	7,831	4,586	19,278	11,734
Sales and Marketing	1,608	650	3,169	825
General and Administrative	2,482	2,040	7,355	9,221
Amortization of acquired customer assets	1,294	222	2,235	649

Total depreciation and amortization	$15,835	$9,085	$38,323	$27,647

SQUARE Q3 2018 20